Exhibit 10.25

BUILDING LEASE

This Building Lease (“Lease”) is dated as of January 22, 2001 (“Effective Date”), between Landlord and Tenant (as each is defined below), who agree as follows:

1.    FUNDAMENTAL INFORMATION.

1.1 “Landlord” is PMSI Barnes Canyon, LLC.

1.2 “Tenant” is GenStar Therapeutics Corporation, a Delaware corporation.

1.3 “Original Term” shall commence on the Commencement Date and shall continue for ten (10) years after the Eastern Premises Delivery Date.

1.4 “Monthly Rent” shall be $61,993.76 per month for the Western Premises and $54,637.16 per month for the Eastern Premises, each subject to adjustment pursuant to Paragraphs 5.2 and 5.4 below.

1.5 “Commencement Date” shall be the date Landlord delivers to Tenant possession of the Western Premises. Landlord and Tenant acknowledge that the Commencement Date shall be approximately April 1, 2001.

1.6 “Eastern Premises Delivery Date” shall be the date Landlord delivers to Tenant the Eastern Premises.

1.7 Landlord’s address for notices:

Sequoia Property Management
Attention: Philippe H. Covington
P. O. Box 928170
San Diego, CA 92192
Phone: 858-505-1100
Facsimile: 858-505-1107

With copy to:

Pacific Management Services, Inc.
Attention: Andrew M. Kaplan
4365 Executive Drive, Suite 250
San Diego, California 92121
Phone: 858-458-0012
Facsimile: 858-678-8896

1.8 Tenant’s address for notices:

10865 Altman Row
San Diego, California 92121
Phone: 858-450-5949
Facsimile: 858-450-0425

1.9 “Eastern Premises” are those outlined on Exhibit “A” consisting of approximately 20,387 rentable square feet, at 10030 Barnes Canyon Road, San Diego, California (“Project”). The Project contains approximately 43,519 rentable square feet.

1.10 “Equipment” shall mean collectively the equipment and fixtures described on Exhibit “B-1” attached hereto, and the equipment and fixtures described on Exhibit “B-2” attached hereto.

1.11 “Mallinckrodt” is Mallinckrodt, Inc., the tenant currently occupying the Eastern Premises.

1.12 “Premises” are the Western Premises until the Eastern Premises Delivery Date at which time the Premises shall be collectively the Western Premises and the Eastern Premises.

1.13 “Tenant’s Percentage” shall be the ratio of the rentable square footage of the Premises to the rentable square footage of the Project, as Landlord may determine.

1.14 “Security Deposit” shall be a sum equal to six (6) months of Monthly Rent (as such may change over time) in cash pursuant to Paragraph 7 below, due no later than February 28, 2001.

1.15 The specified use of the Premises is drug manufacturing, laboratory use, general office use, biomedical research and development, including use of radioactive materials, laboratories administration and for no other purpose, all subject to the provisions and conditions hereof.

1.16 The Broker representing Tenant is Brent Jacobs and representing Landlord is Steve Bollert.

1.17 “Rent Commencement Date” shall be ninety (90) days after the Commencement Date for the Western Premises and the Eastern Premises Delivery Date for the Eastern Premises.

1.18 Tenant shall be entitled without charge during the Term to Tenant’s Percentage of the total parking at the Project (which shall include Tenant’s pro rata share of non-reserved parking spaces in the parking facilities established by Landlord for visitor and handicapped parking).

1.19 “Tenant Representative” shall be Carin Sandvik. Tenant agrees that Landlord can rely on any written notice or approval by the Tenant Representative as conclusively binding upon Tenant.

1.20 “Western Premises” shall be those outlined on Exhibit “A” attached hereto of approximately 23,132 rentable square feet.

1.21 “Construction Allowance” shall be $1,226,475, subject to Paragraph 5.4 below.

2.    PREMISES.

2.1 Premises. Effective as of the Commencement Date, Landlord leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord for the Term, subject to the provisions contained herein. Landlord reserves the right, exercisable without notice and without liability, to change the name and street address of the Project; provided, however, Landlord may not use Tenant’s name in the name of the Project without Tenant’s consent. Landlord makes no representations, express or implied, with respect to the legality, fitness, or desirability of the Premises for Tenant’s intended use. Tenant shall conduct its own investigation to its satisfaction with respect to zoning, local codes and regulations, and other matters affecting Tenant’s ability to use the Premises for Tenant’s intended use. After the Eastern Premises Delivery Date, Tenant may require Landlord to change the name of the Project to reflect the name of Tenant at Tenant’s reasonable discretion, all costs of which shall be borne by Tenant.

2.2 Fixtures. This Lease of the Premises shall include the Equipment listed on Group 1 of Exhibit “B-1” attached hereto and listed on Exhibit “B-2” attached hereto. Tenant shall indicate its desire to purchase any of the Equipment listed on Group 2 of Exhibit “B-1” which Tenant desires to acquire within ten (10) business days after written notice from Landlord to Tenant that such Equipment, if any, will be available. Tenant shall pay to Landlord the purchase price listed on Group 2 of Exhibit “B-1” for the Equipment which Tenant desires to so purchase no later than the Commencement Date; Tenant acknowledges that the Equipment described on Exhibit “B-1” will not be available until Landlord delivers the Eastern Premises, and Tenant shall pay for such Equipment within ten (10) days after delivery thereof. Tenant acknowledges that any of the Equipment described in Group 2 of Exhibit “B-1” not so purchased will not be included as part of the Premises. All Equipment shall be delivered in its as-is condition. In the event Landlord fails to deliver any of the Equipment to Tenant as required hereunder, Landlord shall increase the Construction Allowance by the reasonable value of such Equipment, as shown on Exhibit “B-1” and Exhibit “B-2.”

3.    TERM.

3.1 Options to Extend. Tenant, at its option, may extend the Original Term for one (1) separate and additional period of five (5) years (“Extended Term”), subject to Paragraph 3.2 below. The Extended Term shall be on the same terms and conditions (except for Monthly Rent and as otherwise provided herein) set forth in this Lease. The option to extend shall be exercised by Tenant giving written notice to Landlord at least 270 days prior to the expiration of the Original Term. Upon such exercise, this Lease shall be deemed to be extended without the execution of any further instrument. “Term” shall refer to the Original Term of this Lease as so extended.

3.2 Limitation on Exercise. Notwithstanding the foregoing, Tenant’s right to exercise an option for an Extended Term is expressly conditioned on each of the following:

3.2.1 During the Term ending on the last day Tenant might otherwise elect to extend pursuant to this Lease, Landlord shall not have given Tenant more than three (3) notices of default under this Lease; and

3.2.2 At the time Tenant attempts to exercise an option to extend pursuant to this Lease, Tenant shall not be in default under this Lease, or if in default, shall not fail to cure such default after notice and expiration of the applicable cure period.

3.3 Effect of Failure of Conditions. If any of the foregoing conditions are not met, then any attempt by Tenant to exercise an option to extend hereunder shall, at the election of Landlord, be null and void and this Lease shall terminate on the expiration of the Original Term. Further, if Tenant is in default on the date an Extended Term is to commence (beyond any applicable cure period), at Landlord’s election, such Extended Term shall not commence and this Lease shall terminate on the expiration of the Original Term.

3.4 Rent During Extended Term. The Monthly Rent during the first year of the Extended Term shall be the fair-market rent of the Premises as Tenant and Landlord shall reasonably agree, but in no event less than the Monthly Rent payable immediately prior to the Extended Term. If Landlord and Tenant are unable to establish the fair-market rent prior to thirty (30) days in advance of the commencement of the Extended Term, the fair-market rent shall be determined by a single certified MAI real estate appraiser (“Appraiser”) jointly selected by Landlord and Tenant. If they cannot in good faith agree to a single Appraiser by commencement of the Extended Term, the fair-market value shall be determined by a majority of three Appraisers, one selected by Landlord, one selected by Tenant, and one selected by the two previously selected Appraisers. After commencement of the Extended Term, Landlord and Tenant each shall give notice of its selection of a Appraiser to the other party. If either Landlord or Tenant fails or refuses to select an Appraiser within fifteen (15) days after receipt of written notice of the other party’s selection of an Appraiser, the fair-market rent shall be determined by the single Appraiser selected. The Appraiser (or Appraisers) shall determine the fair-market rent as soon as possible. If a majority of the three Appraisers are unable to agree upon the fair-market rent within thirty (30) days after the appointment of the first Appraiser, the fair-market rent shall be an amount equal to the average of the three values determined by the Appraisers, excluding any fair-market rent which is ten percent (10%) greater than or ten percent (10%) less than the middle value. As used herein, “fair-market rent” shall mean the price that a ready and willing tenant would pay as Monthly Rent to a ready and willing landlord if the Premises were offered for lease on the open market for a reasonable period of time and shall be the product of the fair-market monthly rental rate per rentable square foot multiplied by the rentable area of the Premises. The fair-market rent shall be determined by (a) the quality, size and prestige of the Premises, including all improvements to the Premises, (b) recent monthly rental rates for buildings of similar quality, size, and location in the Sorrento Valley, Sorrento Mesa, Torrey Pines and UTC markets, (c) the duration of the term, and (d) the financial strength of the tenant and any guarantors. Landlord and Tenant each shall pay for the Appraiser so appointed by such party, with both Tenant and Landlord jointly paying for any jointly appointed Appraiser. Until such determination of the fair-market rent, Tenant shall continue to pay the Monthly Rent immediately payable prior to commencement of the Extended Term.

4.    POSSESSION.

4.1 Failure to Deliver. If the Landlord, for any reason whatsoever, fails to deliver possession of the Premises to Tenant at the commencement of the Term, this Lease shall not be void or voidable, nor shall Landlord be held liable to Tenant for any loss or damage resulting therefrom, nor shall the expiration date of the Term be in any way extended, except that Monthly Rent and other charges under this Lease shall be abated until the Premises are delivered to Tenant. If Landlord does not deliver the Premises by June 1, 2001, Tenant may terminate this Lease at any time after such date if such delivery does not occur within thirty (30) business days after written notice from Tenant to Landlord of Tenant’s desire to so terminate.

4.2 Early Possession. Should Landlord, in its sole and absolute discretion, tender possession of the Premises to Tenant prior to commencement of the Term, such occupancy shall be subject to all of the provisions of this Lease. If Tenant or its contractor, employees, agents, or other licensees or invitees should otherwise enter, use, or occupy the premises, prior to commencement of the Term, such entering, occupancy and use shall be subject to all of the provisions of this Lease. To the greatest extent permitted by law, Tenant shall indemnify, defend and hold harmless Landlord and its agents, employees, and servants with regard to such early occupancy, except for Landlord’s gross negligence or willful misconduct.

4.3 Tenant’s Work. Tenant may construct certain improvements (“Tenant’s Work”) to the Premises as agreed to by Landlord, such approval not to be unreasonably withheld. Tenant’s Work shall be constructed in accordance with the Work Letter attached hereto as Exhibit “C.” Upon completion of Tenant’s Work, Landlord shall reimburse Tenant an amount not to exceed the Construction Allowance pursuant to Exhibit “C-2.”

4.4 Condition of Premises. Tenant shall accept the Premises in their “as-is” condition. Landlord shall have no further liability or obligation with respect to the condition of the Premises following the Commencement Date except as otherwise provided in this Lease. Tenant acknowledges that it has inspected the Premises, and that it accepts the Premises in their then current condition. EXCEPT AS SPECIFICALLY PROVIDED HEREIN, TENANT HEREBY WAIVES ALL WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE TITLE, CONDITION AND USE OF THE PREMISES, INCLUDING, BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

4.5 Eastern Premises. If the Eastern Premises Delivery Date fails to occur by April 1, 2002, Tenant may elect to terminate this Lease by providing Landlord with notice of Tenant’s election to so terminate by June 1, 2002; provided however, if Landlord delivers the Eastern Premises within thirty (30) days after its receipt of such notice, Tenant’s election shall be null and void and this Lease shall continue in full force and effect. Landlord shall use its commercially reasonable efforts to (i) deliver the Eastern Premises by September 30, 2001 or (ii) allow Tenant access to utilities to the Project by September 30, 2001; if neither has occurred by September 30, 2001, Landlord shall pay to Tenant any holdover premium received by Landlord from Mallinkrodt (equal to the excess of the holdover rent above the regular monthly rent and additional rent) less any out of pocket expenses incurred by Landlord in connection with the holdover by Mallinkrodt for the time period after September 30, 2001 until either item (i) or (ii) has occurred. Tenant shall take possession and occupancy of the Eastern Premises as soon as reasonably practical after the Eastern Premises Delivery Date. Landlord will provide Tenant at least sixty (60) days advance written notice in the event the Eastern Premises Delivery Date will occur at any time prior to September 30, 2001.

4.6 Warranty as to Eastern Premises. Landlord shall warrant that as of January 31, 2001, Landlord shall have a written agreement with Mallinkrodt to accomplish either item (i) or (ii) of Paragraph 4.5 above.

5.    RENT.

5.1 Payment of Monthly Rent. Commencing as of the Rent Commencement Date, Tenant shall pay to Landlord the Monthly Rent, in advance, without offset,

deduction, prior notice, or demand, and subject to adjustment Pursuant to Paragraph 5.2, on or before the first day of each month during the Term. Monthly Rent for any period during the Term which is for less than one month shall be prorated based upon a thirty (30) day month. If the Rent Commencement Date is not on the first day of a calendar month, then Tenant shall be credited with such excess payment which shall be applied to the Monthly Rent for the second month of the Term. All Monthly Rent payable hereunder shall be paid to Landlord, without deduction or offset, in lawful money of the United States of America which shall be legal tender at the time of payment at Landlord’s address for notice or to such other person or at such other place as Landlord may from time to time designate in writing.

5.2 Adjustment of Monthly Rent. On the first anniversary of the Commencement Date, and each year thereafter throughout the term (including the Extended Term) the Monthly Rent shall be increased by three and three-quarters percent (3.75%) above the Monthly Rent payable immediately prior to such adjustment.

5.3 Additional Rent. In addition to the Monthly Rent, Tenant shall pay Tenant’s Percentage of the Common Area Operating Expenses as provided in Paragraph 6 below. All amounts which Tenant is required to pay or discharge pursuant to this Lease in addition to Monthly Rent, including, but not limited to all sums owed by Tenant to Landlord or paid to third parties by Landlord on behalf of Tenant, together with every fine, penalty, interest and cost which may be added for non-payment or late payment under this Lease or pursuant to applicable law, shall constitute additional rent. Additional rent shall be paid directly to Landlord at the address specified herein, or at such other place, as Landlord may designate, in writing. If Tenant fails to pay or discharge any additional rent, Landlord shall have all rights, powers and remedies provided herein or by law as in the case of non-payment of Monthly Rent.

5.4 Deduction. Provided Tenant has not defaulted under any provision of this Lease, in the event Landlord has not reimbursed to Tenant the full amount of the Construction Allowance on the date twelve (12) months after the Commencement Date, Landlord and Tenant agree that Tenant may reduce the Construction Allowance by up to $435,190 of such unreimbursed amount (“Reduced Construction Allowance”) as follows: (i) Tenant shall give written notice to Landlord on the date not later than twelve (12) months after the Commencement Date of the amount of the Reduced Construction Allowance, (ii) Monthly Rent after such date shall be reduced by the product of the Reduced Construction Allowance and .0143; and (iii) Landlord shall not be obligated to reimburse the Reduced Construction Allowance. For instance, if the Reduced Construction Allowance is $200,000 the Monthly Rent shall be $113,770.92 ($116,630.92—.0143 x $200,000), and Landlord shall not owe to Tenant the Reduced Construction Allowance.

6.    COMMON AREA OPERATING EXPENSES

6.1 Common Area Operating Expenses. For purposes hereof:

6.1.1 “Lease Year” means calendar year during the Term.

6.1.2 “Common Area Operating Expenses” means and includes all costs of owning, operating and maintaining of the Project and the land on which it is located and including, without limitation, the following costs:

6.1.2.1 Property tax costs consisting of real, possessory interest and personal property taxes, and general and special assessments imposed by any governmental authority or agency, any non-progressive tax on or measured by gross rentals, or any other costs levied, assessed or imposed by, or at the direction of, or resulting from statutes or regulations, or interpretations thereof, promulgated by any federal, state, regional, municipal or local government authority in connection with the use of occupancy or the Project, and any expenses, including cost of attorneys or experts, reasonably incurred by Landlord in seeking reduction by the taxing authority of the above referenced taxes, less tax refunds obtained as a result of an application for review thereof;

6.1.2.2 Operating costs consisting of costs incurred by Landlord in maintaining and operating the Project and the parking facilities including (without limiting the generality of the foregoing) the following: cost of maintaining and operating the common areas and the parking facilities of the Project including, without limitation, lobbies, restrooms, elevators, stairways, passageways, hallways, walkways, gardens, waterfalls, waterways, roof, sidewalks and grounds; the cost of supplying all utilities to the common areas, the cost of operating, maintaining, repairing, renovating, complying with conservation measures in connection with, the managing such utility systems, mechanical systems, sanitary and storm drainage systems, and any escalator and(or) elevator systems, and the cost of supplies, equipment and maintenance and service contracts in connection therewith; casualty and liability and such other insurance as Landlord may deem appropriate (including such endorsements as Landlord may elect to obtain); the cost of licenses, certificates, permits and inspections and the cost of contesting the validity or applicability of any governmental enactments which may affect Common Area Operating Expenses, and the costs incurred in connection with the implementation and operation of a transportation system management program or similar program; the cost of parking area repair, restoration, and maintenance, including, but not limited to, resurfacing, repainting, re-striping, and cleaning; fees, charges and other costs, including consulting fees, legal fees and accounting fees, of all contractors engaged by Landlord or otherwise reasonably incurred by Landlord in connection with the management, operation, maintenance and repair of the Premises and Project; payments under any easement, license, operating agreement, reciprocal easement agreement, or declaration; the cost of alarm and security service, exterior window cleaning, trash removal, replacement of wall and floor coverings, ceiling tiles and fixtures in lobbies, corridors, restrooms and other common or public areas or facilities, maintenance and replacement of curbs and walkways, and repairs to roofs; and cost of reasonable and customary property management services (which may be performed by an affiliate of Landlord), the fair rental value of the Project office and the cost of compensation (including employment taxes and fringe benefits) of all persons who perform duties connected with the management, operation, maintenance and repair of the Project and the parking facilities including, without limitation, engineers, janitors, foremen, floor waxes, window washers, watchmen and gardeners; and

6.1.2.3 The cost of any capital improvements or other costs (i) which are intended as a labor-saving device or to effect other economies in the operation or maintenance of the Premises or the Project and where the cost savings are reasonably expected to exceed the cost of the improvement, (ii) made to the Premises or the Project after the Commencement Date that are required under any governmental law or regulation enacted after the Commencement Date, or (iii) efficient operation of the Project; provided, however, that if any such cost described in (i), (ii), or (iii) above is a capital expenditure, such cost shall be amortized (including interest on the unamortized cost) over its useful life as Landlord shall reasonably determine. The determination as to whether any item is a capital expenditure shall be made in consistent with the United States Internal Revenue Code.

6.1.2.4 Landlord and Tenant agree that the cost of maintaining the foundation of the Premises shall not be included in Common Area Operating Expenses.

6.2 Payment of Common Area Operating Expenses. Landlord shall furnish Tenant a statement showing, in reasonable detail, an estimate of the Common Area Operating Expenses for the current year (“Landlord’s Estimate”). Commencing as of the Commencement Date, Tenant shall pay an amount equal to one-twelfth ( 1/12) of Tenant’s Percentage of Landlord’s Estimate for the current year. Landlord shall, as soon as reasonably possible after each calendar year, deliver to Tenant a statement showing in reasonable detail, the actual Common Area Operating Expenses for the previous year, along with a calculation of Tenant’s Percentage of the amount, if any, by which the actual Common Area Operating Expenses exceed the Landlord’s Estimate. If Tenant’s obligation for Common Area Operating Expenses for the prior year exceeds the amount of estimated payments made by Tenant during such prior year, Tenant shall pay Landlord the amount of such excess within thirty (30) days after Landlord submits a statement of the amount due. If Tenant’s obligation for Common Area Operating Expenses for any year is less than the amount paid by Tenant therefore during such year, the amount of such overpayment at the election of Tenant shall be credited against monthly installments of Common Area Operating Expenses and/or Monthly Rent next coming due or refunded to Tenant. If any such overpayment remains unreimbursed at the termination of Lease, Landlord shall apply such amount to any amounts which may be owing by Tenant to Landlord, and the remainder shall be promptly refunded to Tenant. If this Lease commences or terminates on any day other than January 1st, any additional payment or credit for any initial or final partial year shall be determined by prorating such amount according to a 360 day year.

6.3 Additional Costs Caused by Tenant. If Tenant or its employees, agents, guests, or invitees cause Landlord to incur costs of any kind in excess of standard routine maintenance and upkeep of the Common Areas or the parking facilities, Landlord may require Tenant to pay such costs directly to Landlord. If Landlord receives an insurance recovery with respect to any such cost then Tenant shall pay to Landlord the amount of any deductible, along with the amount, if any, by which the actual cost exceeds the insurance proceeds immediately upon written demand by Landlord. Certain types of Tenant improvements will increase the cost of maintenance and upkeep of the Premises to be incurred by Landlord (e.g., light fixtures which use unusually expensive bulbs or short-life bulbs, equipment requiring periodic maintenance not generally supplied by Landlord to its Tenants, equipment with unusual security needs, etc.). Tenant shall reimburse Landlord for any such increased costs, at such time or times as may be requested by Landlord. In addition, Landlord may at any time, at its option, cease performance of any such items of maintenance or upkeep of the Premises. Amounts collected from tenant or other tenants shall not be charged back to Tenant as a Common Area Operating Expense.

6.4 Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the provisions contained herein, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project so designated by Landlord, in its sole discretion, are collectively referred to herein as the “common areas”). The common areas may include a park or other facilities open to the general public and sidewalks, walkways, parkways, driveways and landscape areas located within and appurtenant to the Project. However, Landlord makes no representation that any such common areas, whether or not such common areas are available as of the date of this Lease, shall be available throughout the Term. The manner in which the common areas are maintained and operated, and all services in connection therewith, shall be at the sole discretion of Landlord. Landlord reserves the right from time to time without notice to Tenant (i) to close temporarily any of the common areas; (ii) to make changes to the common areas, including without limitation, changes in the location, size, shape and number of street entrances, driveways, passageways, stairways, direction of traffic, landscaped areas, loading and unloading areas, and walkways; (iii) to add additional buildings and improvements to the common areas; (iv) to reasonably designate land outside the Project to be part of the Project, and in connection with the improvement of such land to add additional buildings and common areas to the Project; (v) to delete from the Project any of the land and/or improvements currently located therein; (vi) to use the common areas while engaged in making additional improvements, repairs or alterations to the Project; and (vii) to do and perform such other acts and make such changes in, to or with respect to the Project and/or common areas as Landlord may deem to be appropriate. Tenant hereby acknowledges and agrees that the Premises may include the computer communication room and data center (“Data Center”). If located within the Premises, the Data Center may be jointly utilized by both Tenant and Mallinckrodt, and Tenant agrees to provide to Mallinckrodt and Landlord twenty-four (24) hours a day and seven (7) days a week access and entry into the Data Center, but only until the Eastern Premises Delivery Date. Landlord and Mallinckrodt will comply with any reasonable security regulations of Tenant in using the Data Center. If located within the Premises, all costs of the Data Center shall be shared by Tenant and Mallinckrodt in accordance with their separate pro rata share of the Project (based on rentable square feet).

7.    SECURITY DEPOSIT.

7.1 Payment of Security Deposit. Prior to February 28, 2001, Tenant shall deliver to Landlord the Security Deposit for the Western Premises. Prior to the Eastern Premises Delivery Date, Tenant shall deliver to Landlord the Security Deposit for the Eastern Premises. The Security Deposit shall be held by Landlord for the faithful performance of all of the provisions and conditions of this Lease to be kept and performed by Tenant hereunder. Landlord’s obligation with respect to the Security Deposit is that of a debtor and not as a trustee. The Security Deposit may be commingled with rental receipts or other funds of Landlord or dissipated entirely.

7.2 Use of Security Deposit. If Tenant defaults with respect to the payment of Monthly Rent or any other covenant contained herein, Landlord may use or retain all or any part of the Security Deposit for the payment of any Monthly Rent or any other sum in default, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant’s default Landlord may also apply the Security Deposit toward costs incurred to repair damages to the Premises, excluding ordinary wear and tear, or to clean the Premises upon termination of this Lease. If any portion of the Security Deposit is so applied or used, Tenant shall, within five (5) business days after written notice thereof, deposit an additional amount with Landlord sufficient to restore the Security Deposit to the amount set forth above, and Tenant’s failure to do so shall constitute a default of this Lease. Landlord shall deposit the Security Deposit with Fremont Investment & Loan or another account reasonably acceptable to Landlord and Tenant. Interest shall accrue on the Security Deposit at the rate of interest paid by Fremont Investment & Loan; provided, however, in the event that Landlord and Tenant agree to use a different account, interest shall accrue at the rate of interest on the Wells Fargo Intermediate Term Government Bond Fund unless Landlord and Tenant agree otherwise. Landlord may pay such accrued interest to Tenant annually, as Landlord may determine in its sole discretion. Subject to Tenant’s full compliance with the provisions of this Lease, Landlord shall return to Tenant the Security Deposit and any accrued interest thereon within thirty (30) days after expiration of the Term.

8.    TENANT’S PROPERTY TAXES. Tenant shall pay, before delinquency, all taxes levied against, imposed upon, measured by, or resulting from or with respect to (a) any personal property or trade fixtures placed by Tenant in or about the Premises; (b) any improvements to the Premises in excess of Project standard improvements, whether, owned by Landlord or Tenant; (c) the possession, lease, operation, management, maintenance, alteration, improvement, repair, use or occupancy of the Premises or any portion thereof, (d) this transaction or any document to which Tenant is a party creating or transferring any interest or estate in the Premises; and (e) the cost and expenses of contesting the amount or validity of any of the foregoing taxes. If any such taxes are levied against Landlord or Landlord’s property, and if Landlord pays the same, which Landlord shall have the right but not the obligation to do regardless of the validity of such levy, Tenant shall, immediately upon demand, repay to Landlord the taxes so levied against Landlord. If Tenant desires to contest any taxes levied under this Paragraph, Tenant may do so by posting a bond reasonably acceptable to Landlord and Tenant shall indemnify, defend, and hold Landlord harmless from any cost, expense, or damage (including attorneys’ fees) in connection with any such contested tax.

9.    USE.

9.1 Permitted Uses. Tenant shall use the Premises only for the specified use set forth in Paragraph 1 above and shall not use or permit the Premises to be used for any other purpose. Tenant shall not do or permit anything to be done in or about the Premises nor bring or keep anything therein which will in any way increase the existing rate of or affect any fire or other insurance upon the building or any of its contents or cause cancellation of any insurance policy covering said Project or any part thereof or any of its contents. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Project, or injure or annoy them, or use or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose; nor shall Tenant cause, maintain, or permit any nuisance in, on, or about the Premises. Tenant shall not commit or suffer to be committed any waste in or upon the Premises. Prior to the Commencement Date, Tenant shall submit to Landlord and Mallinckrodt a reasonably detailed description of Tenant’s intended operation and such other information as Mallinkrodt may reasonably request (“Tenant’s Specifications and Use”). Until the Eastern Premises Delivery Date, Tenant shall adhere to any reasonable requirements imposed by Mallinckrodt or Landlord with regard to Tenant’s Specifications and Use. Furthermore, prior to the Eastern Premises Delivery Date, Tenant shall not change, alter or add to Tenant’s Specifications and Use without the prior written consent of both Mallinckrodt or Landlord.

9.2 Further Restrictions. Until the Eastern Premises Delivery Date, in the event the Food and Drug Administration (“FDA”) withholds or indicates by written notification its intention to withhold any approval, certification, license or other approval requested by Mallinckrodt for the manufacture of pharmaceutical products in the Project, and such withholding of consent is related to Tenant’s particular use of the Premises (“Non-Complying Use”), Landlord shall promptly notify Tenant in writing of such Non-Complying Use. Landlord and Tenant shall have thirty (30) days following such notice to develop a mutually-acceptable resolution to permit accommodation of the Non-Complying Use and the manufacture of pharmaceutical products pursuant to FDA requirements. If Landlord and Tenant cannot reach such a mutually acceptable resolution within such 30-day period, or if the FDA does not agree to the terms of the accommodation of the Non-Complying Use to permit the manufacture of pharmaceutical products, then Tenant shall terminate the activities constituting the Non-Complying Use.

10.    COMPLIANCE WITH LAW. Tenant shall not use the Premises or permit anything to be done in or about the Premises which will in any way conflict with any laws, statutes, ordinances, or government rules, regulations, requirements or matters of record now in force or which may hereafter be enacted or promulgated or recorded against the Project (collectively, “Applicable Law”). Tenant shall, at its sole cost and expense, promptly comply with all Applicable Law, and with the requirements of any board of fire insurance underwriters or other similar bodies now or hereafter constituted relating to or affecting the condition, use, or occupancy of the Premises. The judgment of any court of competent jurisdiction or the admission of Tenant in any action against Tenant, whether Landlord be a party thereto or not, that Tenant has violated any Applicable Law shall be conclusive of that fact as between Landlord and Tenant

11.    ALTERATIONS AND ADDITIONS.

11.1 No Alterations Without Landlord’s Consent. Tenant shall not make or suffer to be made any alterations, additions or improvements to or on the Premise or any part thereof without the prior written consent of Landlord, which may be granted or denied in Landlord’s reasonable discretion. Any alterations, additions or improvements to or on the Premises or any part thereof, including, but not limited to, wall covering, paneling, built-in cabinet work, and fixtures, and excepting only moveable furniture and equipment not attached to the Premises, or if attached, which can be removed without material damage to the Premises, shall, upon the expiration of the Term, become part of the realty, become the property of Landlord, and shall be, surrendered with the Premises whether paid for by Landlord or Tenant. In the event Landlord consents to the making of any alterations, additions or improvements to or on the Premises or any part thereof by Tenant, the same shall be made at Tenant’s sole cost and expense. Any provision of this Lease to the contrary notwithstanding, Tenant shall have no right to remove any of the following items: (i) any power wiring or power panels or electrical distribution; lighting or lighting fixtures; security or fire protection systems; communication systems; computer or fiber optic distribution; plumbing systems; air distribution; wall coverings; drapes, blinds or other window coverings; carpets or other floor coverings; heaters, air conditioners or any other heating or air conditioning equipment; or other similar building operating equipment and decorations; (ii) any alteration, addition or improvement if Tenant is in default under this Lease; or (iii) any item of the Landlord Improvements.

11.2 Removal at Termination. Upon the expiration or sooner termination of the Term and upon written demand by Landlord, Tenant shall, forthwith and with all diligence, at Tenant’s sole cost and expense, remove any alterations, additions or improvements made by Tenant and requested by Landlord to be removed and repair any damage to the Premises caused by such removal.

11.3 Compliance With Regulations. Tenant acknowledges that any alteration or improvement to the Premises which Tenant desires to undertake from time to time, may trigger additional requirements to improve, alter, or modify the Premises or the Project pursuant to the Federal Americans with Disabilities Act or other Applicable Law Tenant shall be responsible for the cost of any and all improvements, alterations, or modification of the Project or Premises which may be required due to alterations or improvements which Tenant has elected to undertake within the Premises, including without limitation “path of travel” or other common area upgrades which may be required by Applicable Law. Landlord may condition its consent to any alterations or improvements on the presentation by Tenant of reasonable evidence of financial ability to complete all work as may be required by law. In addition, Landlord may withhold its consent to any proposed alterations or improvements if the anticipated work to be required outside the Premises may cause inconvenience to the Project or its tenants during construction.

11.4 Security Interest. As additional security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease by said Tenant to be kept and performed during the term hereof, Tenant as “debtor” hereby grants to Landlord as “creditor” a security interest in the Security Deposit and the Equipment purchased by Tenant pursuant to Paragraph 2.2 above and any replacements thereof. However, while Tenant is not in default in the payment of rent or any of its obligations under this Lease, it may trade in or replace any of said items free of this security interest and the security shall then apply to the newly acquired items. Upon the default in the performance of any of the obligations of Tenant as provided in this Lease, Landlord shall immediately have the remedies of a secured party under the Uniform Commercial Code. Tenant shall execute all documents to effectuate the agreement as set for in this paragraph within ten (10) days after Landlord’s request therefor. For the purposes of the Uniform Commercial Code, Tenant as debtor, and Landlord, as creditor, have the last respective addresses set forth on the first page of this Lease.

12.    REPAIRS.

12.1 Maintenance by Tenant. Tenant shall, at Tenant’s sole cost and expense, keep in good condition, maintenance and repair, and shall promptly replace when and as necessary, the Premises and every part thereof, including without limitation, doors, entrances, vestibules, window casements and glass, showcases, skylights, glazing, heating and air conditioning system (both within or dedicated for the exclusive use of the Premises), HVAC systems, roof, plumbing pipes, electrical, wiring and conduits, whether of a structural or non-structural nature. Tenant shall maintain service contracts for the ongoing maintenance and repair of the roof, HVAC, water, steam, and other utility systems, the form and contents of which shall be subject to Landlord’s reasonable approval. If Tenant does not maintain the Premises as required hereunder promptly and adequately, Landlord may, but need not, do so and Tenant shall upon demand pay Landlord’s cost therefore. Tenant hereby waives all right to make repairs at the expense of Landlord as provided under any law, statute, ordinance now or hereafter in effect. Tenant shall, upon the expiration or sooner termination of this Lease, surrender the Premises to Landlord in the same condition as when received, broom clean, ordinary wear and tear excepted.

12.2 Maintenance by Landlord. Landlord shall repair and maintain the foundation, exterior portion of the Project, including the parking lot, parking lot lighting, and landscaping, unless the need for such maintenance and repairs are caused in part or in whole by the act, neglect, fault or omission of any duty by the Tenant, its agents, servants, employees or invitees, in which case Tenant shall pay to Landlord the reasonable cost of such maintenance and repairs. Landlord shall not be liable for any failure to make any such repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given to Landlord by Tenant. There shall be no abatement of Monthly Rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations, or improvements in or to any portion of the Project or the Premises or in or to fixtures, appurtenances, and equipment therein, except or Landlord’s gross negligence or willful misconduct. Tenant waives the right to make repairs at Landlord’s expense under any law, statute, or ordinance now or hereafter in effect. All costs incurred by Landlord under this Paragraph 12.2 shall be a Common Area Operating Expense, except Landlord shall be responsible for maintenance of the foundation of the Premises and damages to the structure of the Premises resulting from defects in the foundation or Landlord’s failure to maintain the foundation, unless caused by Tenant, its agents, servants, employees, or invitees.

13.    LIENS. Tenant shall keep the Premises and the property in which the Premises are situated free from any liens arising out of any work performed, materials furnished, or obligations incurred by Tenant. Landlord may require, at Landlord’s sole option, that Tenant provide to Landlord, at Tenant’s sole cost and expense, a lien and completion bond in an amount equal to one and one-half times the estimated cost of any improvements, additions, or alterations to be made to the Premises (but not with regard to the Landlord’s Work), to insure Landlord against any liability for mechanics’ and materialmen’s liens, and to insure completion of the work.

14.    ASSIGNMENT AND SUBLETTING.

14.1 Restriction on Assignment and Subletting. Tenant shall neither voluntarily nor by operation of law assign, sell, encumber, pledge, or otherwise transfer all or any part of Tenant’s leasehold estate hereunder, or permit any other person (excepting Tenant’s agents and employees) to occupy the Premises or any portion thereof, without Landlord’s prior written consent which consent shall not be unreasonably withheld. Any assignment or other transfer or subletting proposed by Tenant shall be subject in each instance to the recapture option of Landlord set forth in Paragraph 14.3 below. Landlord’s consent shall be based upon (i) a determination that the same type, class, nature, and quality of business, services, management and financial soundness of ownership shall exist after such assignment or subletting, and (ii) that each and every covenant, condition, and obligation imposed upon Tenant by this Lease and each and every right, remedy and benefit afforded Landlord by this Lease and the underlying purpose of this Lease is not thereby impaired or diminished. The reasonable determination by Landlord as to whether consent will be granted in any specific instance may be based on, without limitation, the following factors: (a) whether the transferee’s use of the Premises will be compatible with the provisions of the Lease and the operation of the Project as a whole; (b) the financial capacity of the transferee; (c) the business reputation of the transferee; (d) the transferee’s intended use of the common areas and facilities; (e) the quality of the business operations of the transferee; (f) the business experience of the proposed transferee; (g) whether the transferees business is likely to increase the risk of waste disposal or other environmental problems; and (h) whether the intended transferee is currently a tenant in the Project or is currently negotiating with Landlord for the occupancy of other space within the Project. This list of factors is not intended to be exclusive, and Landlord may rely on such other reasonable bases for judgment as may apply from time to time. Landlord shall not at any time be required to consent to any assignment, subletting, or other transfer to any party who is or was immediately prior to the transfer a tenant in the Project. Consent by Landlord to one or more assignments of this Lease or to one or more sublettings of the Premises shall not constitute a waiver of Landlord’s right to require consent to any future assignment, subletting, or other transfer. If Tenant is a corporation, unincorporated association, partnership, or limited liability company, the transfer, assignment, or hypothecation of any stock or interest in such corporation, association or partnership in the aggregate in excess of forty-nine percent (49%) of all outstanding stock or interests, or liquidation thereof, shall be deemed an assignment within the meaning and provisions of this paragraph. The foregoing sentence shall not apply to any corporation or partnership which is a reporting company under the Securities Exchange Act of 1934; Landlord and Tenant acknowledge that Tenant currently is such a reporting company. Tenant shall reimburse Landlord for Landlord’s reasonable costs and attorney’s fee incurred in conjunction with the processing and documentation of any required consent to assignment, subletting, transfer, change of ownership, or hypothecation of this Lease or Tenant’s interest in and to the Premises.

14.2 Landlord’s Approval. If Tenant desires at any time to assign this Lease or to sublet the Premises or any portion thereof, it shall first notify Landlord of its desire to do so and shall submit in writing to Landlord (i) the name and legal composition of the proposed subtenant or assignee; (ii) the nature of the proposed subtenant’s or assignee’s business to be carried out in the Premises; (iii) the terms and provisions of the proposed sublease or assignment and all transfer documents relating to the proposed transfer; and (iv) such reasonable business and financial information as Landlord may request concerning the proposed subtenant or assignee. Any request for Landlord’s approval of a sublease or assignment shall be accompanied with a check in such reasonable amount as Landlord shall advise for the cost of review and preparation, including reasonable attorney’s fees of Five Hundred Dollars ($500) (if the Five Hundred Dollars ($500) is used for such fees, Tenant shall deposit additional funds as Landlord may reasonably request), of any documents relating to such proposed transfer. The provision and conditions of any proposed sublease or assignment must not be inconsistent with any provision of this Lease, and must address all matters contained in this Lease. In addition, the transferee must expressly assume all of the obligations of Tenant under this Lease. Notwithstanding the assumption of the obligations of this Lease by the transferee, no subletting or assignment, even with the consent, of Landlord, shall relieve Tenant of its continuing obligation to pay the Monthly Rent and perform all the other obligations to be performed by Tenant hereunder. The obligations and liability of Tenant hereunder shall continue notwithstanding the fact that Landlord may accept Monthly Rent and other performance from the transferee. The acceptance of Monthly Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any assignment or subletting.

14.3 Election of Landlord. At any time within thirty (30) days after Landlord’s receipt of the information specified in Paragraph 14.2 above, Landlord may by written notice to Tenant elect to either (i) sublease or take an assignment of the Premises or the portion thereof as shall be specified in said notice upon the same terms as those offered to the proposed subtenant or assignee, as the case may be; or (ii) terminate this Lease as to the portion (including all) of the Premises so proposed to be subleased or assigned with a proportionate abatement in the Monthly Rent payable hereunder. Upon the exercise by Landlord of either of the options provided herein, Landlord is free to lease the Premises or any part thereof to the proposed subtenant or assignee, or to any other party, on any terms. If Landlord does not exercise either option within said thirty (30) day period, but instead notifies Tenant in writing of its consent to the proposed sublease or assignment, then Tenant may thereafter within ninety (90) days after receipt of Landlord’s written consent enter into a valid assignment or sublease of the Premises or portion thereof, to the party and upon the terms and conditions described in the information required to be furnished by Tenant to Landlord pursuant to Paragraph 14.2 above. If Landlord takes no action within the thirty (30) day period, consent to the proposed assignment or sublease shall be deemed withheld.

14.4 Restrictions on Tenant. In no event shall Tenant display on or about the Premises or the Project any signs for the purpose of advertising the Premises for assignment, subletting or transfer rights. In the event of any assignment or subletting pursuant to the terms hereof, Tenant shall not collect more than two months Monthly Rent at any time in advance, and Tenant shall not collect a security deposit in excess of the Monthly Rent then payable by Tenant to Landlord hereunder. After payment of all Tenant’s reasonable out-of-pocket expenses related to subletting of assignment, fifty percent (50%) of any consideration paid by the assignee or subtenant that exceeds the Monthly Rent then payable by Tenant to Landlord hereunder shall be due, owing and payable from Tenant to Landlord hereunder.

14.5 Unauthorized Transfers Void. Any sale, assignment, mortgage or transfer of this Lease or subletting which does not comply with the provisions of this Paragraph 14 shall be void and, at the option of Landlord, shall terminate this Lease.

14.6 Limitation on Liability. If Tenant requests consent to an assignment or sublease, and the Landlord refuses to give its consent, elects to terminate this Lease, or takes other action which is later determined by a court or arbitrator or mediator to be unreasonable or unlawful, Tenant’s only remedy shall be specific enforcement of the right to assign or sublet, and recovery of the amount of rent, if any, which Tenant would have received under such an assignment or sublease for the remainder of the Term, without extensions, and attorneys’ fees pursuant to Paragraph 30.12 below. Landlord shall not be liable for any other damages incurred by Tenant in connection with such consent, and Tenant hereby waives any claim for such damage.

15.    HOLD HARMLESS.

15.1 Indemnification by Tenant. Tenant shall indemnify, defend and hold harmless Landlord from and against any and all claims, demands, liability, loss, or damage, whether for injury to or death of persons or damage to real or personal property, arising out of or in connection with the Premises, Tenant’s use or occupancy of the Premises, any activity, work, or other thing done, permitted, or suffered by Tenant in or about the Project, or arising from any reason or cause whatsoever in connection with the use or occupancy of the Premises by any party during the term of this Lease except as otherwise provided in this Lease. This indemnification by Tenant shall include indemnity for the acts or omissions of Landlord and its agents, servants, and employees to the fullest extent allowed by law, except for gross negligence or willful misconduct of Landlord. Tenant shall further indemnify, defend, and hold harmless Landlord against and from any and all claims arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease or arising from any act or negligence of Tenant or any officer, agent, employee, guest, or invitee of Tenant, and from and against all costs, attorney’s fees, expenses, and liabilities incurred as a result of any such claim, action or proceeding. Tenant upon notice from Landlord shall defend the same at Tenant’s expense by counsel reasonably satisfactory to Landlord. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property or injury to persons in, upon, or about the Premises from any cause other than causes solely as a result of Landlord’s negligent or intentional acts or omissions, and Tenant hereby waives all claims in respect thereof against Landlord. Tenant’s obligation to indemnify under this paragraph shall include attorney’s fees, investigation costs, and other reasonable costs, expenses, and liabilities incurred by Landlord. If the ability of Tenant to use the Premises or the Project is interrupted for any reason, Landlord shall not be liable to Tenant for any loss or damages occasioned by such loss of use, unless said interruption is solely as a result of Landlord’s gross negligence or intentional misconduct.

15.2 No Liability of Landlord. Landlord or its agents shall not be liable for any damage to property entrusted to employees of the Project, nor for loss or damage to any property by theft or otherwise, nor for any injury to or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, or rain which may leak from any part of the Project or from the pipes, appliances, or plumbing works therein or from the roof, street, or subsurface from any other place resulting from dampness or any other cause whatsoever, unless caused by or due to, the intentional acts or gross negligence of Landlord or its agents. Landlord, or its agents, shall not be liable for interference with the light or other incorporeal hereditament or loss of business by Tenant, nor shall Landlord be liable for any latent defect in the Premises or in the Project except as otherwise provided in this Lease. Tenant shall give prompt notice to Landlord in case of fire or accidents in the Premises or in the Project or of defects therein or in the fixtures or equipment. Tenant assumes all responsibility for protection of the Premises, Tenant, its agents, customers, employees, and invitees, and their property from the acts of third parties.

16.    SUBROGATION. Neither Landlord nor Tenant shall be liable to the other or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to any building, structure or other tangible property, or any resulting loss of income, or losses under workers compensation laws and benefits, even though such loss or damage might have been occasioned by the negligence of such party, its agents, or employees if any such loss or damage is covered by insurance benefiting the part suffering such loss or damage. Landlord and Tenant hereby mutually release each other from liability and waive all right to recover against each other or against officers, employees, agents, guests, authorized assignees or subtenants, or representatives of each other for any loss or damage to any person or property caused by or resulting from risks insured against under any insurance policies carried by the parties; provided, however, this paragraph shall be inapplicable if it would have the effect, but only to the extent that it would have the effect, of invalidating any insurance coverage of Landlord or Tenant. The parties shall, to the extent available, cause each insurance policy obtained by it hereunder to provide a waiver of subrogation. To the extent applicable, the provisions of this paragraph shall apply notwithstanding any other provisions set forth in this Lease.

17.    TENANT’S INSURANCE

17.1 Premises Insurance. Tenant shall procure and maintain in force at all times during the Term of this Lease a policy or policies of fire and extended coverage insurance (including vandalism, malicious mischief, and sprinkler leakage) with respect to its fixtures, personal property, any exterior signage affixed to the Project, and equipment located in the Premises to the extent of their full replacement value. Tenant shall also procure and maintain plate glass coverage with respect to the Premises. During the Term of this Lease, the proceeds of any such policy or policies of insurance shall be used solely for the repair and replacement of the fixtures, personal property, any exterior signage affixed to the building, and equipment, or glass so insured. The amounts of such fire and extended coverage insurance shall be reasonably increased from time to time by Tenant, upon written demand from Landlord.

17.2 Liability Insurance. Tenant shall procure and maintain at all times during the Term of the Lease Workers’ Compensation Insurance. Tenant also shall procure and maintain at all times during the Term hereof Combined Single Limit Bodily Injury and Property Damage Insurance insuring Landlord and Tenant against any liability arising out of the use, occupancy, or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be in an amount not less than two million dollars ($2,000,000) per occurrence. The amount of such insurance shall be reasonably increased from time to time by Tenant, upon written demand from Landlord. This policy shall include broad form contractual liability and indemnity coverage which shall insure performance by Tenant of the indemnity and defense provisions in Paragraph 15 above. The limits of said insurance shall not, however, be construed to limit the liability of Tenant under this Lease.

17.3 Other Insurance. Tenant shall procure and maintain at all times during the Term of this Lease (i) business interruption insurance, (ii) personal injury insurance including coverage for employee liability, (iii) employer liability insurance, and (iv) during any period of alteration or construction by Tenant, builder’s all risk insurance which must include completed operations coverage. Landlord may, from time to time, require Tenant to reasonably increase the limits of any insurance required to be maintained by Tenant.

17.4 Insurance Requirements. The deductible amounts, if any, with respect to insurance which Tenant is required to maintain hereunder shall not exceed five thousand dollars ($5,000) per claim or occurrence. The amount of the deductibles, if any, within this limitation shall be a business decision by Tenant; under no circumstances shall Landlord be required to reimburse Tenant for the amount of any deductible incurred by

Tenant in connection with any insured event, even if the event resulting in the claim was caused or contributed to by Landlord or its agents, servants, or employees. All insurance which Tenant is required to maintain hereunder shall be on an occurrence basis and shall be with financially responsible insurance companies with a Best’s rating of A:X or better and which companies shall be subject to the reasonable approval of Landlord. Within five days after the execution of this Lease Tenant shall notify Landlord in writing of the name of Tenant’s insurer. Tenant shall deliver to Landlord prior to entry on the Premises by Tenant certificates of insurance evidencing the existence and amount of such insurance, and showing Landlord as a named insured; provided that in the event Tenant fails to procure and maintain such insurance, Landlord may (but not be required to) procure same at Tenant’s expense. All policies shall include a “severability of interest” endorsement with respect to Landlord. No such policy shall be cancelable, or subject to reduction of coverage or other modification except after thirty (30) days prior written notice to Landlord by the insurer. Tenant shall, within twenty (20) days prior to the expiration of such policies furnish Landlord with renewals or binders or Landlord may order such insurance and charge the cost to Tenant, which amount shall be payable by Tenant upon demand. All such policies shall be written as primary policies, not contributing with and not in excess of coverage which Landlord may carry, and all policies shall include Tenant’s employees as additional insureds. Tenant shall have the right to provide such insurance coverage pursuant to blanket policies obtained by Tenant provided that such blanket policies expressly afford coverage to the Premises and to Tenant as required by this Lease. Tenant shall, upon request from Landlord, immediately deliver to Landlord copies of all insurance policies (including the declarations pages) in effect with respect to Tenant’s business and the Premises.

18.    SERVICE AND UTILITIES

18.1 Utilities Contracted by Tenant. Tenant shall contract in its name and shall pay directly to the utility company, before delinquency, all utility deposits and fees including any present or future installation, hook-up, tap fees and/or service charges, together with any taxes thereon, for water, electricity, sewage, gas, telephone, and any other utility services supplied to the Premises. Tenant shall not install any equipment which will exceed or overload the capacity of existing utility facilities. If any equipment installed by Tenant shall require additional utility facilities, Tenant shall first obtain Landlord’s written consent to such installation and such installation shall be at Tenant’s expense. Notwithstanding the foregoing, Landlord shall have the right at any time and from time to time during the Term to require Tenant to contract for utility services with alternative service providers selected by Landlord, at Landlord’s sole discretion, provided that such selection shall not increase Tenant’s utility costs. Tenant recognizes that certain utilities may be maintained by Mallinckrodt until the Eastern Premises Delivery Date. Tenant shall pay its portion of such shared utilities as Mallinckrodt or Landlord may reasonably determine.

18.2 Failure to Pay. If any utility charges are not paid when due, Landlord may pay the same and any amount so paid by Landlord shall be immediately due and owing from Tenant to Landlord as additional rent. In the event any utilities are furnished by Landlord to the Premises, Tenant shall pay Landlord upon demand, as additional rent an equitable share of the cost to Landlord of providing such utilities, as reasonably determined by Landlord. Landlord shall not be responsible in any manner for any interruption or failure of utility supply unless caused by Landlord’s gross negligence or willful misconduct.

19.    RULES AND REGULATIONS. Tenant shall faithfully observe and comply with the rules and regulations that Landlord shall from time to time promulgate. The current rules and regulations for the Project are defined on Exhibit “D” attached hereto. Landlord reserves the right from time to time to make reasonable modifications to said rules and regulations. The additions and modifications to those rules and regulations shall be binding upon Tenant upon delivery of a copy of them to Tenant. Landlord shall not be responsible to Tenant for the nonperformance of any said rules and regulations by any other tenants or occupants.

20.    HOLDING OVER. If Tenant should remain in possession of the Premises (i) after the expiration of the Term of this Lease without executing a new lease, or (ii) after Landlord has declared a forfeiture by reason of a default by Tenant, then such holding over shall be construed as the sole option of Landlord as a tenancy at sufferance from month-to-month (requiring at least thirty (30) days’ advance written notice from either party to the other prior to termination) subject to all the conditions, provisions and obligations of this Lease insofar as they are applicable to a month-to-month tenancy; provided, however, during the time of any holding over by Tenant the minimum Monthly Rent shall be one hundred fifty percent (150%) of the Monthly Rent last paid due, payable monthly in advance. Notwithstanding the foregoing, in the event Tenant fails to vacate the Premises and fulfill all of its obligations hereunder at the end of the Term, Tenant shall be liable for all damages incurred by Landlord by reason of the latter’s inability to deliver possession of the Premises or any portion thereof to any other person in addition to Monthly Rent and additional rent due hereunder.

21.    ENTRY BY LANDLORD. Landlord reserves and shall at any and all times upon written or oral notice (except in the event of emergency, in which event no notice must be given) have the right to enter the Premises, inspect the same, to show said Premises to prospective purchasers or tenants, to post notices of non-responsibility, and to alter, improve, or repair the Premises and any portion of the Project of which the Premises are a part that Landlord may deem necessary or desirable without abatement of Monthly Rent and may for that purpose erect scaffolding and other necessary structures where reasonably required by the work to be performed, always providing that the entrance to the Premises shall not be blocked thereby, and further providing, that the business of Tenant shall not be interfered with unreasonably. Tenant hereby waives any claim for damages or for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises and other loss occasioned thereby. For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon, and about the Premises, excluding Tenant’s vaults, safes, and files, and Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors in an emergency in order to obtain entry to the Premises without liability to tenant except for any failure to exercise due care for Tenant’s property. Any entry to the Premises obtained by Landlord by any of said means or otherwise, shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises or an eviction of Tenant from the Premises or any portion thereof.

22.    RECONSTRUCTION.

22.1 Insured Loss. In the event the Premises or the Project of which the Premises are a part are damaged by fire or other perils covered by extended coverage insurance, and the estimated cost of repairs is not in excess of available insurance proceeds, then Landlord shall forthwith repair the same and this Lease shall remain in full force and effect.

22.2 Uninsured Loss. In the event the Premises or the Project of which the Premises are a part are damaged as a result of any cause other than the perils covered by fire and extended coverage insurance, or the estimated cost of repairs is in excess of available insurance proceeds, then Landlord shall forthwith repair the same, provided the extent of the destruction is less than ten percent (10%) of the then full replacement cost of the Premises (or if the damage is to the Project, and the extent of the destruction is less than ten percent (10%) of the full replacement cost of the Project of which the Premises are a part). In the event the destruction of the Premises or Project is to the extent greater than or equal to ten percent (10%) of the full replacement cost, then Landlord shall have the option to (1) repair or restore such damage, this Lease continuing in full force and effect, or (2) give notice to Tenant at any time within sixty (60) days after such damage terminating this Lease as of the date specified in such notice. In the event of giving such notice, this Lease shall expire and all interest of the Tenant in the Premises shall terminate on the date so specified in such notice and the Monthly Rent shall be paid up to date of said such termination.

22.3 Damage Near End of Term. Notwithstanding anything to the contrary contained in Paragraph 22, Landlord shall have no obligation whatsoever to repair, reconstruct or restore premises when the damage resulting from any casualty covered under this Paragraph 22 occurs during the last twelve (12) months of the Term. Tenant may terminate this Lease in the event Landlord does not elect to repair, reconstruct or restore the Premise during the last twelve (12) months of the Term.

22.4 Limitations on Repair. Landlord shall not be required to repair any injury or damage by fire or other cause or to make any repairs or replacements of any panels, decoration, fixtures, railings, floor covering, partitions or any other property installed in the Premises by Tenant. Tenant shall not be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises, Tenant’s personal property, or any inconvenience or annoyance occasioned by such damage, repair, reconstruction, or restoration. For purposes of this paragraph, insurance proceeds shall not be considered to be “available” if payable to Landlord’s lender and such lender will not release them for repairs.

23.    DEFAULT. The occurrence of any one or more of the following events shall constitute a default and breach of this Lease by Tenant.

23.1 The failure by Tenant to make any payment of Monthly Rent or any other payment required to be made by Tenant hereunder within five (5) days of the date when due.

23.2 The failure by Tenant to observe or perform any of the other covenants, conditions, or provisions of this Lease to be observed or performed by the Tenant where such failure shall continue for a period of ten (10) days after written notice thereof by Landlord to Tenant.

23.3 The making by Tenant of any general assignment for the benefit of creditors; the insolvency of Tenant; or the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt, or a petition or reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); or the appointment of a trustee or a receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or the attachment, execution, or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged in thirty (30) days.

24.    DEFAULT REMEDIES. In the event of any default or breach by Tenant, in addition to any other rights or remedies of Landlord at law or in equity, Landlord shall have the following remedies:

24.1 Recovery of Rent. Landlord has the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect of Tenant’s breach and abandonment and recover rent as it becomes due, if Tenant has right to sublet and assign, subject only to reasonable limitations). Landlord may recover from Tenant the Monthly Rent and additional rent as it becomes due and any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would likely to result therefrom, irrespective of whether Tenant shall have abandoned the Premises. Landlord may sue monthly, annually, or after such equal or unequal periods as Landlord desires for amounts due hereunder. The right to collect Monthly Rent as it becomes due shall terminate upon the termination by Landlord of Tenant’s right to possession. Tenant’s right to possession shall not be terminated unless and until Landlord delivers to Tenant written notice thereof.

24.2 Relet Premises. In the event Landlord elects not to terminate the Lease, Landlord shall have the right to attempt to relet the Premises at such Monthly Rent and upon such conditions and for such a term as Landlord see fits, and to do all other acts necessary to maintain or preserve the Premises as Landlord deems reasonable and necessary, without being deemed to have elected to terminate the Lease, including removal of all persons and property from the Premises which property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant. In the event any reletting of the Premises occurs, such reletting shall be done for Tenant’s account and be subject to the terms and conditions of Paragraph 24.3 below. Notwithstanding the fact that Landlord may fail to elect to terminate the Lease initially, Landlord at any time during the Term of this Lease may elect to terminate this Lease by virtue of any previous uncured default of Tenant.

24.3 Take Possession. In the event that Landlord shall elect to reenter upon default by Tenant as provided above or shall take possession of the Premises pursuant to legal proceedings or pursuant to any notice by law, then, if Landlord does not elect to terminate, this Lease as provided herein, Landlord may from time to time, without terminating this Lease, relet the Premises or any part thereof for such term or terms and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable. Landlord shall also have the right to make alterations and repairs to the Premises. In the event that Landlord shall elect to so relet, then rentals received by Landlord from such reletting shall be applied: (i) to the payment of any indebtedness other than Monthly Rent due hereunder from Tenant to Landlord; (ii) to the payment of any cost of such reletting; (iii) to the payment of the cost of any repairs and reasonable alterations to the Premises; (iv) to the payment of Monthly Rent due and unpaid hereunder; and (v) the residue, if any, shall be held by Landlord and applied in payment of future Monthly Rent as the same may become due and payable hereunder. Should reletting result in the actual payment of rentals at less than the Monthly Rent payable during that month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord from time to time immediately upon demand therefore by Landlord. Tenant also shall pay to Landlord, on demand, as soon as ascertained, any costs and expenses incurred by Landlord in reletting or in making alterations and repairs to the Premises.

24.4 Terminate Lease. Landlord, either as an alternative to or subsequent to exercising the remedies set forth above, may terminate Tenant’s right to possession of the

Premises by and upon delivery to Tenant of written notice of termination. Landlord may then immediately reenter the Premises and take possession thereof pursuant to legal proceedings and remove all persons and property from the Premises which property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant. In the event that Landlord elects to terminate Tenant’s right of possession Landlord may recover all of the following:

24.4.1 The worth at the time of award of the unpaid Monthly Rent which had been earned at the time of termination (“Worth at the time of award” shall be computed at the Interest Rate (as defined below), or the maximum rate as permitted by law, from the first day a breach occurs);

24.4.2 The worth at the time of award of the amount by which the unpaid Monthly Rent that would have been earned after the date of termination of this Lease until the time of the award exceeds the amount of the rental loss that the Tenant proves could have been reasonably avoided (“Worth at the time of award” shall be computed at the Interest Rate, or the maximum rate permitted by law, from the first day a breach occurs);

24.4.3 The worth at the time of award of the amount by which the unpaid Monthly Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that the Tenant proves could be reasonably avoided (“Worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%));

24.4.4 Any other amount necessary to compensate Landlord for all the, detriment proximately caused by Tenants failure to perform its obligations under the Lease or which in the ordinary course of events would be likely to result therefrom including, but not limited to, expenses of reletting, attorneys fees, costs of alterations and repairs, recording fees, filing fees, and any other expense customarily resulting from obtaining possession of leased Premises and releasing; and

24.4.5 At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable California law.

24.5 Recapture of Inducements. Any agreement by Landlord for free or abated rent or other charges applicable to the Premises, or for the giving or paying by Landlord to or for Tenant of any cash or other bonus, improvement made by Landlord for Tenant’s benefit, or other inducement or consideration for Tenant’s entering into this benefit of Lease, including without limitation the Construction Allowance (collectively, “Inducement Provisions”), shall be deemed conditioned upon Tenant’s full and faithful performance of all of the terms, covenants and conditions of this Lease to be performed or observed by Tenant during the term hereof as the same may be extended. Upon the occurrence of a default (as defined in Paragraph 23) of this Lease by Tenant, the unamortized value (amortized over the Term at the rate of ten percent (10%) per annum) of any such inducement or consideration theretofore abated, given or paid by Landlord under such an Inducement Provision shall be immediately due and payable by Tenant to Landlord, and recoverable by Landlord, as additional rent due under this Lease, notwithstanding any subsequent cure of said default by Tenant. The acceptance by Landlord of rent or the cure of the default which initiated the operation of this Paragraph 24.5 shall not be deemed a waiver by Landlord of the provisions of this Paragraph 24.5 unless specifically so stated in writing by Landlord at the time of such acceptance. In no event shall this Paragraph 24.5 allow Landlord any recovery in excess of its actual damages for Tenant’s default or in violation of applicable law.

25.    EMINENT DOMAIN.

25.1 Termination of Lease. If all of the Premises are taken under the power of eminent domain, or sold by Landlord under the threat of the exercise of such power, this Lease shall terminate as to the part so taken as of the date that the condemning authority takes possession of the Premises. If more than twenty-five percent (25%) of the Premises is taken or sold to the condemning party under such threat, either Landlord or Tenant may terminate this Lease as of the date that the condemning authority takes possession by delivery of written notice of such election within twenty (20) days after such party has been notified of the taking or, in the absence thereof, within twenty (20) days after the condemning authority shall have taken possession.

25.2 Continuation of this Lease. If this Lease is not terminated by Landlord or Tenant, it shall remain in full force and effect as to the portion of the Premises remaining provided that, the Monthly Rent shall be reduced by that proportion which the floor area of the Premises taken bears to the gross floor area of the Premises. In such event, Landlord may, at Landlord’s expense, restore the Premises (but not Tenant’s improvements therein) to a complete unit of like quality and character, except as to size, as existed prior to the date on which the condemning authority took possession.

25.3 Allocation of Award. All awards for the taking of any part of the premises or proceeds from the sale made under the threat of the exercise of the power of eminent domain shall be the property of Landlord, whether made as compensation for diminution of value of the leasehold estate, for the taking of the fee or as severance damages; provided that Tenant shall be entitled to any award which is made for loss of or damage to Tenant’s trade fixtures and removable personal property.

26.    SUBORDINATION & ATTORNMENT: ESTOPPEL CERTIFICATES:

26.1 Subordination. This Lease is junior, subject, and subordinate to, all ground leases, mortgages, deeds of trust, and other security instruments of any kind now encumbering the Premises, the portion of the Project owned by Landlord or any part thereof and all renewals, replacements, modifications, consolidations and extensions of any of the foregoing. Landlord reserves the right to place liens and other encumbrances on the Premises, the portion of the Project owned by Landlord or any part thereof or interest therein superior in lien and effect to this Lease. This Lease, at the option of Landlord, shall be subject and subordinate to any and all such liens or encumbrances now or hereafter imposed by Landlord without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination. Notwithstanding such subordination, Tenant’s right to quiet possession of the Premises shall not be disturbed by any encumbrances so long as Tenant shall pay the rent and observe and perform all of the provisions of this Lease to be observed and performed by

Tenant, unless this Lease is terminated pursuant to specific provisions relating thereto contained in this Lease. In the event of the foreclosure of any such lien or encumbrance, or the transfer of title to or Landlord’s leasehold interest in the Premises or the portion of the Project owned by Landlord, Tenant shall attorn to the transferee, and will recognize such transferee as Landlord under this Lease provided that Tenant’s right to quiet possession of the Premises is not affected solely as a result of such foreclosure or transfer and that Tenant receives a notice from Landlord informing Tenant of such change. Tenant further agrees to execute any documents required to effectuate an attornment or a subordination as requested by Landlord’s lender, including without limitation the Non-Disturbance and Attornment Agreement substantially in the form of Exhibit “E” attached hereo. Tenant’s failure to execute such documents within ten (10) days after written demand at Landlord’s election shall constitute a material non-curable default by Tenant hereunder, or Landlord may execute such documents on behalf of Tenant as Tenant’s attorney-in-fact. Tenant does hereby make, constitute, and irrevocably appoint Landlord as Tenant’s attorney-in-fact and in Tenant’s name, place, and stead to execute such documents in accordance with this Paragraph 26.1 and such documents shall thereafter be conclusively binding on Tenant.

26.2 Estoppel Certificate. Tenant shall at any time and from time to time upon not less than ten (10) days prior notice from Landlord, execute acknowledge and deliver to Landlord or any proposed mortgagee, purchaser or successor in interest, a statement in writing in the form provided by Landlord certifying to the following: (i) this Lease is unmodified and in full force and effect (or if there have been modifications, that the same are in full force and effect as modified and stating the modifications, (ii) the dates to which the Monthly Rent, additional rent and other charges have been paid in advance, if any, (iii) whether Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which Tenant may have knowledge, and stating such other reasonable matters as Landlord may request, and (iv) such other information concerning this Lease as Landlord may request. Tenant acknowledges that any such statement delivered pursuant to this paragraph may be relied upon by Landlord, any prospective mortgagee, ground lessor or other like encumbrance thereof or any assignee of any such encumbrancer upon the Premises of the Project. In the event Tenant fails to provide such statement as above described within ten (10) days after Landlord’s request therefore, such failure at the election of Landlord shall constitute a non-curable material default of Tenant hereunder, or Landlord may execute such documents on behalf of Tenant as Tenant’s attorney-in-fact. Tenant does hereby make, constitute and irrevocably appoint Landlord as its attorney-in-fact and in its name, place and stead so to do and such documents shall thereafter be conclusively binding on Tenant.

26.3 Modifications required by Landlord’s Lender. If, in connection with Landlord obtaining construction, interim or permanent financing, the lender shall request modifications to this Lease as a condition to such financing, Tenant shall execute such modifications hereto within ten (10) days following written request therefore, provided that such modifications do not increase the financial burdens of Tenant hereunder or unreasonably diminish the value of the leasehold estate. Tenant’s failure to so execute such modifications hereto shall be a noncurable default and provide grounds for Landlord’s termination of this Lease, among all other rights and remedies of Landlord.

26.4 Tenant’s Financial Condition. Within ten (10) days after written request from Landlord, but not more than once every three (3) months, Tenant shall deliver to Landlord such financial statements as are reasonably required by Landlord to verify the financial condition, credit worthiness and business prospects of Tenant, or any assignee, subtenant, or guarantor of Tenant. In addition, Tenant shall deliver to any lender or proposed purchaser of the Premises designated by Landlord any financial statements reasonably required by such lender to facilitate the sale, financing or refinancing of the Premises. Tenant represents and warrants to Landlord that each such financial statement is a true and accurate statement as of the date of such statement. All financial statements shall be confidential and shall be used only for the purposes set forth herein.

27.    PARKING. Tenant shall have the right to use without charge on a non-reserved basis, in common with other tenants or occupants of the Project and such other persons or groups as Landlord may specify, the number of parking spaces designated in Paragraph 1 above, subject to the rules and regulations of Landlord (or any concessionaire of Landlord’s) for such parking facilities which may be established or altered by Landlord at any time or from time to time during the Term hereof. Landlord specifically reserves the right to alter that nature of character of the parking facilities from time to time. In addition to Landlord’s rules and regulations, Tenant shall abide by the terms and provisions of any recorded easement, declaration or other agreement or instrument governing use of the parking facilities. All costs of operating and maintaining the parking areas of the Project shall be a Common Area Operating Expense.

28.    HAZARDOUS MATERIALS

28.1 Restrictions on Tenant. Subject to Paragraph 28.4 below, Tenant shall not do any of the following:

28.1.1 Make, or permit to be made, any use of the Premises, or any portion thereof, which emits, or permits the emission of dust, sweepings, dirt, cinders, or odors into the atmosphere, the ground, or any body of water, whether natural or artificial.

28.1.2 Discharge, leak, or emit, or permit to be discharged, leaked, or emitted, any liquid, solid, or gaseous matter, or any combination thereof, into the atmosphere, the ground, or any body of water which matter, as reasonably determined by Landlord or any governmental entity, does, or may, pollute or contaminate the same, or is, or may become, radioactive, or does, or may, adversely affect (1) the health or safety of persons, wherever located, whether on the Premises or anywhere else, (2) the condition, use, or enjoyment of the Premises or any other real or personal property, whether on the Premises or anywhere else, or (3) the Premises, the Project, or any of the improvements, including buildings, foundations, pipes, utility lines, landscaping, or parking areas.

28.1.3 Except as provided in Paragraph 28.4, use, store, dispose of, or permit to remain on the Premises, the Project or the underlying or adjacent property any solid, liquid, or gaseous matter, or any combination thereof, which is, or may become, hazardous, toxic, or radioactive including, but not limited to, those materials that (i) are defined as a “hazardous waste,” “extremely hazardous waste” or “restricted hazardous waste” under Sections 25115, 25117 or 25122.7, or listed pursuant to Section 25140, of the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law), (ii) are defined as a “hazardous substance” under Section 25316 of the California Health and Safety Code, Division 2, Chapter 6.8 (Carpenter-Presley-Tanner Hazardous Substance Account Act), (iii) are defined as a “hazardous material,” “hazardous substance” or “hazardous waste” under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Substances), (iv) are petroleum or asbestos, (v) are listed under Article 9 and defined as hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20, (vi) are designated “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1317), (vii) are defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq. (42 U.S.C. Section 6903), (viii) are defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601, et seq. (42 U.S.C. Section 9601), (x) which may pollute or contaminate the same, (ix) which may adversely affect the health or safety of persons, whether on the Premises or anywhere else, (x) which may adversely affect the condition, use, or enjoyment of the Premises or anywhere else, or (xi) which may adversely affect the Premises, the Project, or any of the improvements (all of the foregoing collectively referred to herein as “Hazardous Materials”).

28.2 Disposal of Waste and Hazardous Materials. Tenant shall not dispose of any trash, garbage, waste, Hazardous Materials, or other refuse on the Premises except in sanitary containers and shall regularly and frequently remove the same from the Premises. Tenant shall keep all incinerators, containers, or other equipment used for the storage or disposal of such matter in a clean and sanitary condition. Tenant shall properly dispose of all sanitary sewage and not use the sewage disposal system of the Project (i) for the disposal of anything except sanitary sewage, (ii) in excess of the amount reasonably contemplated by the uses permitted under the Lease, or (iii) in excess of the amount permitted by any governmental entity. Where reasonably appropriate, Tenant shall dispose of any Hazardous Materials only through properly licensed Hazardous Materials disposal agencies.

28.3 Compliance With Laws. Tenant shall, at Tenant’s own expense, comply with all existing and any hereinafter enacted Hazardous Materials laws. Tenant shall, at Tenant’s own expense, make all submissions to, provide all information to, and comply with all requirements of the appropriate governmental authority (“Authority”) under all Hazardous Material laws. In particular, Tenant shall comply with all laws relating to the storage, use, and disposal of Hazardous Materials. Should any Authority require that a clean up or remediation plan be prepared or that a clean up or any other remediation action be undertaken because of any spills or discharges of Hazardous Materials at the Premises or on the underlying or adjacent property that occur during the Term of the Lease, or after expiration of the Lease if as a result of Tenant’s use of the Premises, then Tenant shall, at Tenant’s own expense, prepare and submit the, required plans and financial assurances, and carry out the approved plans. At no expense to Landlord, Tenant shall promptly provide all information requested by Landlord for preparation of affidavits required by Landlord or for Landlord’s own information, to determine the applicability of the Hazardous Materials laws to the Premises and shall sign affidavits promptly when requested to do so by Landlord.

28.4 Business. Landlord acknowledges that it is not the intent of this Paragraph 28 to prohibit Tenant from operating its business as described above. Tenant may operate it business so long as the use or presence of Hazardous Materials is strictly and properly monitored according to all Applicable Law. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Commencement Date a list identifying each type of Hazardous Materials to be present on the Premises and setting forth any and all governmental approvals or permits required in connection with the presence of Hazardous Materials on the Premises (“Hazardous Materials List”). Tenant shall deliver to Landlord an updated Hazardous Materials List at least once a year. In connection with any Hazardous Materials utilized by Tenant on the Premises, Tenant shall be responsible, at its sole cost and expense, for making any necessary modifications or improvements either to Premises or Tenant’s equipment as required by Applicable Law, or any governmental agency, Landlord’s insurance company, Landlord’s lender(s), Landlord’s consultant(s), or prospective purchaser(s). Tenant will, at its sole cost and expense, promptly upon receipt of written notice from Landlord complete such improvements. If such work is not promptly undertaken and completed, Landlord shall have the right, but not the obligation, to complete such work and to charge such amounts to Tenant as additional rent under this Lease.

28.5 Indemnification by Tenant. Tenant shall indemnify, defend, and hold harmless Landlord from and against any and all claims, demands, judgments, damages, actions, causes of action, injuries, administrative orders, consent agreements and orders, liabilities, penalties, costs, and expenses of any kind whatsoever, including but not limited to claims arising out of loss of life, injury to persons, property, or business, or damage to natural resources, in connection with or arising out of any spills or discharges of Hazardous Materials due to, contributed to, or caused by the activities of Tenant, Tenant’s negligence in operating the Premises, or parties in contractual relationship with Tenant, or any of them, that occur during the Term of this Lease; and from all claims, demands, judgments, damages, actions, causes of action, injuries, administrative orders, consent agreements and orders, liabilities, penalties, costs, and expenses of any kind whatsoever, including but limited to claims arising out of Tenant’s failure to provide all information, make all submissions, and take all steps required by any Authority under any Hazardous Materials laws or any other environmental law.

28.6 Termination of Lease. Notwithstanding the provisions of this Paragraph 28, Landlord shall have the right to terminate this Lease in Landlord’s reasonable discretion in the event that (i) any anticipated use of the Premises by Tenant involves the generation of storage, use, treatment or disposal of Hazardous Materials in any manner or for a purpose prohibited by any governmental agency or authority; (ii) Tenant has been required by any lender or governmental authority to take remedial action in connection with Hazardous Materials contaminating the Premises if the contamination resulted from Tenant’s action or use of the Premises (unless Tenant is diligently seeking compliance with such remedial action); or (iii) Tenant is subject to an enforcement order issued by any governmental authority in connection with the use, disposal or storage of Hazardous Materials on the Premises (unless Tenant is diligently seeking compliance with such enforcement order).

28.7 Landlord’s Right to Perform Tests. No more often than annually, except upon Landlord’s reasonable belief that certain tests to determine the presence of Hazardous Materials are advisable, Landlord shall have the right following notice (except in the event of an emergency), to enter upon the Premises at all reasonable times in order to review Tenant’s Hazardous Materials handling, confirm chemical inventory list and otherwise inspect Premises for Hazardous Materials contamination. Without limiting the foregoing sentence, Landlord shall have the right to have an environmental audit of the Premises to be conducted within ninety (90) days of the scheduled expiration date of this Lease or of termination of this Lease, if the Lease is terminated on a date other than the scheduled date. Tenant shall promptly perform any remedial action recommended by such environmental audit unless the audit reveals that the Hazardous Materials resulted from the activities of a person other than Tenant, its agents, contractors, invitees, or employees. The costs of any such environmental audits shall be borne by Tenant.

28.8 Surrender of Premises. Tenant shall surrender the Premises at the expiration or termination of the Lease free of any Hazardous Materials or contamination, and free and clear of all judgments, liens, or encumbrances and shall, at its own cost and expense, repair all damage and clean up or perform any remedial action necessary relating to any Hazardous Materials or contamination caused by Tenants operation. Tenant shall perform a Hazardous Materials “wipe down” at the conclusion of its tenancy. Landlord shall review and approve the scope of such “wipe down” prior to implementation by

Tenant. Tenant shall, at its sole cost and expense, remove any alterations or improvements that may be contaminated or contain Hazardous Materials. Tenant shall continue to pay all Base Rent and additional rent until such time as all Hazardous Materials have been removed from the Premises to the satisfaction of Landlord. Tenant shall have no obligation under this Paragraph 28.8 with regard to any Hazardous Materials on the Premises existing prior to the Commencement Date.

28.9 Environmental Assessments.

28.9.1 Within sixty (60) days following the execution of this Lease, and prior to Tenant placing any Hazardous Materials in the Premises, Landlord shall have caused at its expense an independent environmental consultant with expertise in performing environmental analyses of biotechnology laboratory and manufacturing facilities to perform an updated Phase I Environmental Assessment in accordance with the applicable portions of ASTM Standards E1527-93 and E-1528-93 and such other tests as are listed on the “Assessment Criteria” attached hereto as Exhibit “F” (“Entrance Assessment”). Landlord and Tenant agree to utilize the same environmental consultant to perform both the Entrance Assessment and Exit Assessment (as defined below) for the Premises, or a mutually agreeable consultant for the Exit Assessment if the original consultant is not available. Tenant shall receive a copy of the report(s) of the Entrance Assessment, and the environmental consultant may conduct such sampling and testing as it may deem reasonable and necessary. The Entrance Assessment shall be deemed to be the baseline environmental condition of the Leased Premises upon Tenant’s occupancy, and shall be in addition to the assessment performed pursuant to this Lease. The Entrance Assessment shall not unreasonably interfere with Mallinckrodt conducting its daily business activities. If Landlord does not agree within thirty (30) days after delivery of the Entrance Assessment to Tenant (“Entrance Assessment Delivery Date”) to complete any remedial action recommended in the Entrance Assessment, Tenant may terminate this Lease within sixty (60) days after the Entrance Assessment Delivery Date; provided, however, that Landlord may void Tenant’s termination by agreeing to conduct the remediation within thirty (30) days after receipt of Tenant’s notice to so terminate.

28.9.2 Prior to Tenant’s surrender of the Leased Premises, Tenant shall conduct an “Exit Assessment,” consisting of an updated Phase I Environmental Assessment, in accordance with the applicable portions of ASTM Standards E1527-93 and E-1528-93 for a Phase I Environmental Assessment, and such other tests as are listed on the Assessment Criteria attached hereto as Exhibit “F.” Landlord shall receive a copy of the report(s) of the Exit Assessment, and said report(s) shall be deemed the environmental condition of the Leased Premises upon Tenant’s surrender of the Leased Premises. Tenant shall promptly remove and take all remedial action in response to any contamination or degradation of the Leased Premises by Hazardous Materials identified in the Exit Assessment and not identified as pre-existing contamination or degradation at the time of Entrance Assessment and caused or permitted by Tenant. Tenant shall use its reasonable efforts to complete all such work prior to Tenant’s vacating the Leased Premises and, upon completion of such remedial work, shall provide Landlord with a written report from Tenant’s environmental consultant verifying that such work has been completed. If any such work is not completed by the termination of this Lease, Tenant shall continue to pay all Monthly Rent and additional rent until such work is completed and indemnify, defend, and hold Landlord harmless from Tenant’s failure to timely complete such work. The cost of the Exit Assessment shall be paid by Tenant. The Exit Assessments shall be performed by an independent environmental consultant with expertise in performing environmental analyses of biotechnology laboratory and manufacturing facilities.

29.    LANDLORD’S DEFAULT; NOTICE TO LENDER

29.1 Landlord’s Default. In the case of a monetary default, Landlord shall have a period of thirty (30) days after notice thereof from Tenant to cure such monetary default. In the case of a non-monetary default, Landlord shall commence promptly to cure such default immediately after receipt of written notice from Tenant specifying the nature of such default and shall complete such cure within thirty (30) days thereafter, provided that if the nature of the non-monetary default is such that it cannot be cured within such thirty (30) day period, Landlord shall have such additional time as may be reasonably necessary to complete its performance so long as Landlord has proceeded with diligence since its receipt of Tenant’s notice and is then proceeding with diligence to cure such default.

29.2 Notice to Lender. Whenever Tenant is required to serve notice of Landlord’s default, written notice shall also be served at the same time upon any mortgagee under any mortgage or any beneficiary under any deed of trust. Such mortgagee or beneficiary shall have the same periods of time within which Landlord has to cure its default under Paragraph 29.1 which periods shall run concurrently. Any representative of the mortgagee or beneficiary shall have the right to enter upon the Premises for the purpose of curing the Landlord’s default. Such mortgagee or beneficiary shall notify Landlord and Tenant in the manner provided herein of the address of such mortgagee or beneficiary to which such notice shall be sent, and the agreements of Tenant hereunder are subject to prior receipt of such notice.

30.    GENERAL PROVISIONS

30.1 Waiver. The waiver by Landlord of any term, covenant, or condition herein contained shall not be a waiver of such term, covenant, or condition on any subsequent breach. The subsequent acceptance of Monthly Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant, or condition of this Lease, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of the acceptance of such Monthly Rent.

30.2 Notices. All notices and demands which may or are to be required or permitted to be given by either party to the other hereunder shall be in writing. All notices and demands by Landlord to Tenant shall be sent by personal service, by U.S. Mail, registered or certified, postage prepaid, or by a reputable overnight delivery service, and addressed to Tenant at the address set forth in Paragraph 1 above, or to such other place as Tenant may from time to time designate in a notice to Landlord. All notices and demands by Tenant to Landlord shall be sent by personal service, by U.S. Mail, registered or certified, postage prepaid, or by a reputable overnight delivery service, and addressed to Landlord at the address set forth in Paragraph 1 above, or to such other person or place as Landlord may from time to time designate in a notice to Tenant. All notices shall be deemed to be served upon personal delivery, two days after mailing by U.S. Mail in the manner required by this paragraph, or the next day when sent by a reputable overnight delivery service.

30.3 Joint Obligation. If Tenant hereunder consists of more than one party, the obligations hereunder imposed upon Tenant shall be joint and several.

30.4 Marginal Headings. The marginal headings and article titles to the paragraphs of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

30.5 Time. Time is of the essence of this Lease and each and all of its provision in which performance is a factor.

30.6 Successors and Assigns. The covenants and conditions herein contained, subject to the provisions as to assignment, apply to and bind the heirs, successors, executors, administrators, and assigns of the parties hereto.

30.7 Recordation. Tenant shall not record this Lease or any other document relating to this Lease without the prior written consent of Landlord. Landlord may require Tenant at any time to execute a Memorandum of Lease, and may record one at any time.

30.8 Quiet Possession. Upon Tenant’s paying the Monthly Rent reserved hereunder and observing and performing all of the covenants, conditions, and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the entire Term, subject to all the provisions of this Lease.

30.9 Late Charges/Returned Checks. Tenant hereby acknowledges that late payment by Tenant to Landlord of Monthly Rent or other sums due hereunder will cause

Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed upon Landlord by terms of any trust deed covering the Premises. Accordingly, if any installment of Monthly Rent or of any amount due from Tenant shall not be received by Landlord or Landlord’s designee within ten (10) days after the date that said amount is due, then Tenant shall pay to Landlord a late charge equal to ten percent (10%) of such overdue amount. Acceptance of such late charges by the Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. In addition to such late charges, Tenant shall pay Landlord $100 (in addition to other sums owed) if for any reason a check given by Tenant to Landlord in payment of any amount owing to Landlord is dishonored and Landlord may thereafter require all future payments by Tenant be paid by cashier’s or certified checks.

30.10 Prior Agreements. This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreements or understanding pertaining to any such matters shall be effective for any purposes. No provisions of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto, or their respective successors in interest. This Lease shall not be effective or binding on any party until fully executed by both parties hereto.

30.11 Inability to Perform. This Lease and the obligations of the Tenant hereunder shall not be affected or impaired because Landlord is unable to fulfill any of its obligations hereunder or is delayed in doing so if such inability or delay is caused by reasons of strike, labor troubles, acts of God, or any other cause beyond the reasonable control of Landlord.

30.12 Attorney’s Fees. If any action or proceeding is brought by either party against the other under this Lease, the prevailing parties shall be entitled to recover all costs and expenses (including fees for experts) which may be incurred, including the fees of its attorneys in such action or proceeding in such amount as the court may adjudge reasonable as attorney’s fees.

30.13 Sale of Premises by Landlord. In the event of any sale or other transfer of the Project by Landlord, Landlord shall be and is hereby entirely freed and relieved of all liability under any and all of its covenants and obligations contained in or derived from this Lease arising out of any act, occurrence, or omission occurring after the consummation of such sale or transfer; and any new owner of the Premises shall be deemed, without any further agreement between the parties or their successors in interest or between the parties and any such purchaser, to have assumed and agreed to carry out any of the covenants and obligations of Landlord under this Lease.

30.14 Interest. Except as expressly provided otherwise in this Lease, any sum owing to Landlord under the terms and provisions of this Lease which shall not be paid when due shall bear interest at twelve percent (12%) per annum (or the maximum interest permitted by law, whichever is less) from the date the same becomes due and payable by the terms and provisions of this Lease until paid (“Interest Rate”); provided, any amounts paid by Landlord to third parties on behalf of Tenant or to cure any default of Tenant hereunder shall bear interest at the Interest Rate from the date Landlord paid such amounts; and further provided, any obligation of Tenant to pay shall continue to bear interest at the Interest Rate after any breach of this Lease.

30.15 Name. Tenant shall not use the name of the Project or of the development in which the Project is situated for any purpose other than as an address of the business to be conducted by Tenant in the Premises.

30.16 Separability. Any provision of this Lease which shall prove to be invalid, void, or illegal in no way affect, impair, or invalidate any other provision hereof and such other provision shall remain in full force and effect.

30.17 Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

30.18 Choice of Law. This Lease shall be governed by the laws of the State of California.

30.19 Signs and Auctions. Tenant shall not place any sign upon the Premises Project or conduct any auction thereon without Landlord’s prior written consent, which may be granted or withheld in its sole discretion.

30.20 Brokers. The parties recognize that the brokers who negotiated this Lease are the brokers whose names are stated in Paragraph 1 and agree that Landlord shall be solely responsible for the payment of brokerage commissions, if any, to said brokers pursuant to a separate written agreement between Landlord and such brokers, and that Tenant shall have no responsibility therefore. If Tenant has dealt with any other person or real estate broker with respect to leasing or renting space in the Project, Tenant shall be solely responsible for the payment of any fee due said person or firm and Tenant shall hold Landlord free and harmless against any liability in respect thereto, including attorney’s fees and costs.

30.21 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed as creating a partnership, joint venture, or any other relationship between the parties hereto other than Landlord and Tenant according to the provisions contained herein, or cause Landlord to be responsible in any way for the debts or obligations of Tenant, or any other party.

30.22 No Third Party Benefit. The parties acknowledge and agree that the provisions of this Lease are for the sole benefit of Landlord and Tenant, and not for the benefit, directly or indirectly, of any other person or entity, except as otherwise expressly provided herein.

30.23 Survival of Obligations. Any provisions of this Lease to the contrary notwithstanding, the expiration or termination of this Lease and (or) Tenant’s right of possession shall not relieve Tenant from any liability (i) accruing under this Lease prior to such termination or expiration, or (ii) under any indemnity provisions of this Lease as to matters occurring during the Term or by Tenant’s occupancy of the Premises.

30.24 Additional Rent. All amounts Payable by Tenant to Landlord pursuant to the terms of this Lease shall be deemed to be additional rent due hereunder.

30.25 Commissions. Tenant exercises an option (if any) to extend the Term of this Lease, then in any such event Landlord shall not be responsible for the payment of a leasing commission to any party employed or engaged by Tenant. Tenant shall indemnify, defend, and hold Landlord harmless from and against any such leasing commission or similar cost or expense incurred to parties employed or engaged by Tenant or incurred based upon the actions of Tenant.

30.26 Corporate Authority. If Tenant is a corporation, each individual executing this Lease on behalf of said corporation represents and warrants that he is duly authorized to execute and deliver this Lease on behalf of said corporation in accordance with a duly adopted resolution of the board of directors of said corporation or in accordance with the bylaws of said corporation, and that this Lease is binding upon said corporation in accordance with its terms.

30.27 Arm’s Length Agreement. This Lease has been negotiated at arms length and between persons sophisticated and knowledgeable in the matters dealt with in this Lease. In addition, each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law (including Civil Code Section 1654) or legal decision that would require interpretation of any ambiguities in this Lease against the party that has drafted it is not applicable and is waived. The provisions of this Lease shall be interpreted in a reasonable manner to effect the purpose and intent of the parties to this Lease.

30.28 Reservations. Landlord reserves the right to install new or additional utility facilities throughout the Premises and the Project for the benefit of Landlord or Tenant, or any other tenant of the Center, including without limitation such utilities as plumbing, electrical systems, security systems, communication systems, and fire protection and detection systems so long as such do not unreasonably interfere with Tenants use of the Premises. Furthermore, Landlord reserves the right, from time to time, to grant, without the consent or joinder of Tenant, such easements, rights of way, utility raceways, and dedications that Landlord deems necessary, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights of way, utility raceways, dedications, maps and restrictions do not unreasonably interfere with the use of the Premises by Tenant. Tenant agrees to sign any documents reasonably requested by Landlord to effectuate any such easement rights, dedications, maps or restrictions.

30.29 Force Majeure. If Landlord cannot perform any of its obligations due to events beyond Landlord’s control, the time provided for performing such obligations shall be extended by a period of time equal to the duration of such events. Events beyond Landlord’s control include, but are not limited to, acts of God, war, civil commotion, labor disputes, strikes, fire, flood or other casualty, shortages of labor or material, government regulation and weather conditions.

30.30 Exhibits. Each exhibit attached to this Lease is hereby incorporated herein by this reference.

30.31 Security Measures. Tenant hereby acknowledges that the rent payable to Landlord hereunder may not include the cost of guard service or other security measures, and that Landlord shall have not obligation to provide the same. Tenant assumes all responsibility for the protection of the Premises, Tenant, and its agents, employees, invitees and their property from the acts of third parties.

30.32 Landlord Renovations. Except as specifically provided herein, it is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises or Project, or any part thereof, and that no representations respecting the condition of the Premises or the Project have been made by Landlord to Tenant except as specifically set forth herein. However, Tenant acknowledges that Landlord may during the Term renovate, improve, alter, or modify (collectively, “Renovations”) the Premises and/or Project, including without limitation the parking facilities, common areas, systems and equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (i) modifying the common areas and/or tenant spaces to comply with applicable laws and regulations, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (ii) installing new carpeting, lighting, and wall coverings in certain common areas, and in connection with such Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Project, limit or eliminate access to portions of the Project, including portions of the common areas, or perform work in the Project, which work may create noise, dust or leave debris in the Project. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Monthly Rent or additional rent.

30.33 Waiver of Jury Trial. LANDLORD AND TENANT WAIVE THEIR RIGHT TO TRIAL BY JURY OF ANY ACTION BROUGHT BY EITHER AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY RELATED TO THIS LEASE, OR TENANT’S USE OR OCCUPANCY OF THE PREMISES. FURTHER, ANY CLAIM OR DEFENSE BY TENANT ARISING OUT OF OR IN ANY WAY RELATED TO THIS LEASE SHALL BE BARRED UNLESS TENANT COMMENCES AN ACTION, OR INTERPOSES IN A LEGAL PROCEEDING A DEFENSE. IN NO EVENT SHALL TENANT HAVE THE RIGHT TO TERMINATE THIS LEASE AS A RESULT OF LANDLORD’S DEFAULT. TENANT’S REMEDIES SHALL BE LIMITED TO DAMAGES AND INJUNCTIVE RELIEF.

30.34 Non-binding Until Fully Executed. THE SUBMISSION OF THIS LEASE FOR EXAMINATION OR ITS NEGOTIATION OR THE NEGOTIATION OF THE TRANSACTION DESCRIBED HEREIN DOES NOT CONSTITUTE AN OFFER TO LEASE, AND THE EXECUTION OF THIS LEASE BY TENANT DOES NOT CONSTITUTE A BINDING CONTRACT UNTIL SUCH TIME AS THIS LEASE HAS BEEN EXECUTED BY AUTHORIZED OFFICERS OF LANDLORD. THE PARTIES ACKNOWLEDGE AND AGREE THAT NO NEGOTIATIONS, DOCUMENT DRAFTS OR EXECUTION OF THIS LEASE BY TENANT SHALL GIVE RISE TO ANY RIGHTS IN TENANT TO TAKE ANY ACTION IN RELIANCE UPON THIS LEASE OR TO OTHERWISE ANTICIPATE OR EXPECT THAT LANDLORD WILL SIGN THIS LEASE UNTIL IT IS IN FACT SIGNED AND DELIVERED TO BOTH OR ALL PARTIES.

30.35 Confidentiality. Tenant shall keep the provisions of this Lease strictly confidential and shall not disclose the provisions of this Lease to any person not a party to this Lease, except as approved in writing by Landlord or as otherwise set forth in a Memorandum of Lease recorded by Landlord pursuant to Paragraph 30.7 above.

30.36 Contingencies. This Lease is subject to the satisfaction or waiver of the contingencies contained in this Paragraph 30.36. Either party, within ten (10) days after written request of the other after the date for each such contingency has passed, will execute documentation indicating the satisfaction or waiver of such contingencies.

30.36.1 This Lease shall be contingent upon Landlord’s acquisition of the Project on or before March 31, 2001. If such contingency has not occurred by March 31, 2001, Tenant may terminate this Lease if such acquisition does not occur within thirty (30) days after receipt of Tenant’s notice to so terminate. If such acquisition has not occurred by December 31, 2001, Landlord may terminate this Lease upon written notice to Tenant.

30.36.2 This Lease shall be conditioned upon modifications, if any, being made to Paragraph 9.2 which are acceptable to both Landlord and Tenant in their sole discretion. If such contingency has not been satisfied or waived by Tenant by February 15, 2001, either party may terminate this Lease upon written notice to the other. Landlord and Tenant agree that if Tenant has not given written notice to Landlord by February 8, 2001 that such contingency has not been satisfied, the contingency shall be conclusively deemed satisfied and this Lease shall continue in full force and effect.

30.36.3 This Lease shall be conditioned upon Landlord being able to make the warranty contained in Paragraph 4.6 above. The failure of Landlord to notify Tenant that this condition has not been satisfied by January 31, 2001, shall be conclusively deemed that this conditioned is satisfied or waived. If Landlord notifies Tenant in writing on or before January 31, 2001, that Landlord is unable to make the warranty contained in Paragraph 4.6, Tenant may elect either (i) to terminate this Lease by February 8, 2001, or (ii) to continue this Lease in full force and effect, in which event Paragraph 4.6 shall be deemed to be stricken in its entirety. The failure of Tenant to notify Landlord of its election of item (i) or (ii) above by February 8, 2001, shall be conclusively deemed Tenant’s election of item (ii) above.

TENANT:		LANDLORD

GenStar Therapeutics Corporation, a Delaware corporation		PMSI Barnes Canyon, LLC, a California limited liability company

By:	/s/ ILLEGIBLE	By:	Pacific Management Services, Inc. a California corporation (Manager)
Its:	President & CBO

By:	/s/ ILLEGIBLE	By:	/s/ ILLEGIBLE
Its:	Corporate Secretary	Its:	President

If Tenant is a corporation, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. This Lease must be executed by the president and secretary, unless bylaws or a resolution of the board of directors shall otherwise provide, in which event the bylaws or a certified copy of the resolution, as the case may be, must be concurrently delivered to Landlord. Such requirement may be waived by Landlord in its sole discretion.

43